                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS THIRD QUARTER RESULTS OF OPERATION.

TOWN & COUNTRY, MISSOURI, October 14, 1999 . . . . . Huntco Inc. (NYSE:"HCO"),
an intermediate steel processor, today announced results of operations for its third quarter which ended September 30, 1999. Net sales for the quarter were $84.2 million, a decrease of 12.0% in comparison to net sales of $95.6 million for the three months ended September 30, 1998. The Company incurred a net loss for common shareholders for the quarter of $1.0 million, or $.11 per share both basic and diluted, which compares to a net loss for common shareholders of $1.2 million, or $.13 per share both basic and diluted, in the prior year's third quarter.

Net sales for the nine months ended September 30, 1999 were $265.4 million, a decrease of 14.6% in comparison to net sales of $310.7 million for the nine months ended September 30, 1998. For the nine months ended September 30, 1999, the Company incurred a net loss for common shareholders of $10.0 million, or $1.11 per share both basic and diluted, which compares to a net loss for common shareholders of $.1 million, or $.01 per share both basic and diluted, for the nine months ended September 30, 1998. Included in the 1999 year-to-date net loss is an extraordinary charge of $2.6 million ($.30 per share both basic and diluted) incurred during the Company's second quarter in connection with the early retirement of the Company's previously outstanding long term debt agreements.

The Company's lower net sales are primarily the result of declining selling prices. The effect of historically high imports of steel products into the United States during late 1998 and early 1999 resulted in significant declines in selling values realized by the Company and the steel processing industry in general. The Company's average per ton selling values declined 8.8% and 10.6% for the three and nine months ended September 30, 1999, in comparison to prior year levels.

Also reflected in the lower net sales for 1999, were reduced direct sales volumes. Direct (i.e., non-tolling) sales volume measured in tons shipped decreased 3.4% and 4.3% in the third quarter and for the nine months ended September 30, 1999. The Company processed and shipped 292,024 and 928,439 tons of steel in the three and nine months ended September 30, 1999, compared to 288,044 and 958,877 tons for the three and nine months ended September 30, 1998. Approximately 24.8% and 24.0% of the tons processed in the three and nine month periods ended September 30, 1999, represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 21.0% and 23.1% in the comparable periods of the prior year. The Company sold 66,504 and 195,328 tons of cold rolled products during the three and nine months ended September 30, 1999, as compared to 58,789 and 216,758 tons in the corresponding 1998 periods.

Gross profit expressed as a percentage of net sales was 6.7% and 4.3% for the three and nine months ended September 30, 1999, which compares to 5.4% and 6.6% for the comparable periods of 1998, respectively. The higher quarter-over-quarter gross profit percentage is attributable to the recent improvement in industry-wide steel pricing, versus the deterioration in market prices that began in earnest in the third quarter of 1998. The lower year-over-year gross profit percentage reflects the devastating impact that steel selling price declines had on the Company in early 1999, especially in cold rolled steel product pricing and volumes.

The Company reported income from operations of $1.0 million for the third quarter of 1999, an improvement of $2.9 million from 1999 second quarter results and the first quarterly operating profit since the second quarter of 1998. Selling, general and administrative costs were reduced by $.9 million, or 15.5% from 1999 second quarter levels, while gross profit improved by $2.0 million during this same time period. Operating performance improved steadily through the 1999 third quarter and the Company realized net income for the month of September. Further, inventories have been reduced by over $50.0 million from peak levels reached during the first quarter of 1999. Net cash provided by operations during the third quarter of 1999 was approximately $16.5 million, which amount was primarily applied to the Company's debt obligations.

Overall business conditions continue to strengthen and the Company expects that its operating results will show further improvement in the fourth quarter and into the year 2000.

The Company also announced that effective October 15, 1999, Anthony J. Verkruyse is promoted to the position of Chief Financial Officer. Mr. Verkruyse will continue to serve in the capacity of Vice President, Secretary and Treasurer of Huntco Inc., positions that he has held since the Company's initial public offering in 1993. Mr. Robert J. Marischen, the Company's current Vice Chairman, President and Chief Financial Officer will continue in his role as Vice Chairman and President.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1999 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Annual Report and in Form 10-K, both for the year ended December 31, 1998.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                   HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
             (unaudited, in thousands, except per share amounts)

                                        Nine Months           Three Months
                                     Ended September 30    Ended September 30
                                       1999       1998       1999       1998
                                     -------    -------     -------    ------
Net sales                           $265,439   $310,744     $84,199   $95,646

Cost of sales                        254,094    290,070      78,589    90,490
                                     -------    -------      ------    ------
Gross profit                          11,345     20,674       5,610     5,156

Selling, general and
 administrative expenses              14,786     14,615       4,578     4,897
                                     -------    -------      ------    ------
Income (loss) from operations         (3,441)     6,059       1,032       259

Interest, net                         (7,503)    (6,012)     (2,496)   (1,995)
                                     -------    -------      ------    ------
Income (loss) before income taxes    (10,944)        47      (1,464)   (1,736)

Provision (benefit) for income taxes  (3,772)        17        (517)     (632)
                                     -------    -------      ------    ------
Net income (loss) before
 extraordinary item                   (7,172)        30        (947)   (1,104)

Extraordinary item, net of tax        (2,644)       -           -         -
                                     -------    -------      ------    ------
Net income (loss)                     (9,816)        30        (947)   (1,104)

Preferred dividends                      150        150          50        50
                                     -------    -------      ------    ------
Net loss available
 for common shareholders            $ (9,966)  $   (120)    $  (997)  $(1,154)
                                     =======    =======      ======    ======

Loss per common share (basic and diluted):
 Net loss before extraordinary item   $ (.81)    $ (.01)     $ (.11)   $ (.13)
 Extraordinary item, net of tax         (.30)       -           -         -
                                       -----      -----       -----     -----
 Net loss                             $(1.11)    $ (.01)     $ (.11)   $ (.13)
                                       =====      =====       =====     =====
Weighted average
 common shares outstanding:
 (basic and diluted)                   8,942      8,942       8,942     8,942
                                       =====      =====       =====     =====

                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  September 30,   December 31,
                                                      1999           1998
                                                   ----------     -----------
                                                   (unaudited)     (audited)
ASSETS
Current assets:
 Cash                                                 $     19     $     21
 Accounts receivable, net                               41,759       43,579
 Inventories                                            69,560       92,240
 Other current assets                                    2,483        2,914
                                                      --------     --------
                                                       113,821      138,754

Property, plant and equipment, net                     135,736      143,401
Other assets                                            11,369       11,076
                                                      --------     --------
                                                      $260,926     $293,231
                                                      ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $ 34,587     $ 56,923
 Accrued expenses                                        2,496        3,451
 Short-term debt                                         9,791         -
 Current maturities of long-term debt                      205        7,352
                                                      --------     --------
                                                        47,079       67,726
                                                      --------     --------

Long-term debt                                         105,967      102,555
Deferred income taxes                                    2,584        7,376
                                                      --------     --------
                                                       108,551      109,931
                                                      --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)        4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                  53           53
   Class B (issued and outstanding, 3,650)                  37           37
 Additional paid-in-capital                             86,530       86,530
 Retained earnings                                      14,176       24,454
                                                      --------     --------
                                                       105,296      115,574
                                                      --------     --------
                                                      $260,926     $293,231
                                                      ========     ========